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                                                                    EXHIBIT 10g

                 LUMP SUM PAYMENT, RELEASE, AND WAIVER AGREEMENT

     This Lump Sum Payment, Release, and Waiver Agreement (this "Agreement") is made and entered into as of February 4, 2000, among Empire Banc Corporation ("Empire"), Huntington Incorporated ("Huntington"), and
                            , an officer of Empire ("Executive").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Empire and Huntington, among other things, are entering into (1) an Agreement and Plan of Merger, which provides for the merger of Empire into Huntington (the "Merger"), and (2) a Supplemental Agreement, which sets forth certain representations, warranties, and covenants made by Huntington and Empire in connection with the Merger (collectively, the "Merger Documents").

     B. Executive is a party to, or a beneficiary of, certain agreements and plans of Empire or its subsidiaries (the "Executive Agreements and Plans") which provide for benefits or the acceleration of benefits upon a "change of control" of Empire, including but not limited to a Management Continuity Agreement, the Empire National Bank Supplemental Executive Retirement Plan ("SERP"), the Executive Supplemental Income Agreements (also known as the Executive Supplemental Income Plan, the Supplemental Income Plan, and the Supplemental Income Agreement, the "SIP"), supplemental nonqualified portion of the Empire National Bank Employee Stock Ownership Plan ("ESOP") and supplemental nonqualified portion of the Empire National Bank Savings, Investment and Retirement Plan ("401(k) Plan"), as well as an Executive Management Trust ("Rabbi Trust") established for the funding and payment of benefits under one or more of these plans.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

     1. In satisfaction of any payment or benefit payable or to become payable under any of the Executive Agreements and Plans, the Executive agrees to accept
a lump sum payment of $                plus the amounts payable to the Executive
pursuant to Section 10 of the SERP(1) assuming that the Effective Date is the date of termination of Executive for purposes of calculating the amount payable pursuant to Section 10 of the SERP (collectively, the "Lump Sum Payment"), payable as soon as administratively practicable after the Effective Time (as defined in the Merger Documents), but no later than 10 days following the Effective Date.

     2. Upon receipt of the Lump Sum Payment, Executive releases and waives all rights to any benefits or payments payable or to become payable under the Executive Agreements and Plans.


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(1) The amount payable pursuant to Section 10 of the SERP was represented to
Huntington to be $               as of January 31, 2000.

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     3. (a) Notwithstanding anything in this Agreement to the contrary, any payment, benefit, or amount payable or to be provided to the Executive by Empire or Huntington, whether pursuant to this Agreement or otherwise, which is a "Parachute Payment" as defined in Section 280G(b)(2) of the Internal Revenue Service Code of 1986, as amended (the "Code"), shall be modified or reduced in the manner provided in paragraph 3(b) below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Parachute Payments as well as any payments or benefits provided outside of this Agreement that are so treated shall not cause Empire or Huntington to have paid an "Excess Parachute Payment" as defined in Section 280G(b)(1) of the Code. In computing such amount, the parties shall take into account all provisions of Code Section 280(G), including making appropriate adjustments to such calculations for amounts established to be "Reasonable Compensation" as defined in Section 280G(b)(4) of the Code. The determination of whether an amount is a "Parachute Payment" or "Excess Parachute Payment" will be made by Huntington's independent auditors, after consultation with Empire's counsel.

     (b) In the event that the amount of any "Parachute Payments" that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 3, Executive shall direct which "Parachute Payments" are to be modified or reduced.

     (c) This Section shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to Huntington or Empire pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise.

     (d) In addition to the limits otherwise provided in this Section 3, to the extent permitted by law, Executive may in Executive's sole discretion elect to reduce any payments Executive may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.

     4. Executive acknowledges that federal, state, city, and excise, if any, and/or other taxes may be withheld, as required by law.

     5. Empire agrees to take all action necessary to terminate the Management Continuity Agreement, SERP, the SIP, and the Rabbi Trust effective as of the Effective Time and all parties agree that the payments under this Agreement will be paid in full satisfaction of all amounts payable or to become payable under any of the Executive Agreements and Plans.


     6. At the request of Huntington, Empire shall expense the Lump Sum Payment prior to the Effective Time and will cooperate with Huntington with regard to treating the Lump Sum Payment as pre-Merger expenses for book and accounting purposes to the extent such expense recognition does not reduce Empire's or Empire's affiliates' capital ratios below the well capitalized standard as defined by the Office of the Comptroller of the Currency.

     7. After the Effective Time, Huntington shall employ, and Executives shall accept the employment by Huntington during an initial transition period to commence as of the

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Effective Time and end on December 31, 2000 (the "Initial Transition Period"),
and Huntington shall pay to Executive the salary currently enjoyed by Executive during the Initial Transition Period. Except to the extent Huntington chooses to continue beyond the Effective Time Empire Benefit Plans (as defined in the Merger Documents) for employees of Empire Companies, Huntington shall also provide to Executive during the Initial Transition Period employee benefits under Huntington Benefit Plans (as defined in the Merger Documents) which are substantially similar to those provided by Huntington and its affiliates to their similarly situated officers and employees. Other than the Lump Sum Payment, Executive shall not be entitled to any benefits under any Executive Agreements and Plans after the Effective Time.

     8. After the Initial Transition Period, Executive shall become an employee at will of Huntington on such terms and conditions as are mutually agreeable between Executive and Huntington.

     9. Under no circumstances shall Executive be entitled to any benefits now or in the future under the Huntington's Transition Pay Plan or any similar plan adopted by Huntington in the future.

     10. This Agreement will terminate if the employment of Executive with Empire terminates prior to the Merger and will terminate upon termination of the Merger Documents for any reason prior to consummation of the Merger. Upon such termination, no party will have any obligation hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             HUNTINGTON BANCSHARES INCORPORATED


                             By:
                                --------------------------------------
                                 Richard A. Cheap
                                 General Counsel and Secretary


                             EMPIRE BANC CORPORATION


                             By:
                                --------------------------------------
                                 James E. Dutmers, Jr.
                                 Chairman and Chief Executive Officer

                             EXECUTIVE:


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